UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 9, 2010
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Lincoln Educational Services Corporation
(Exact Name of Registrant as Specified in Charter)
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New Jersey (State or other jurisdiction of incorporation)	000-51371 (Commission File Number)	57-1150621 (I.R.S. Employer Identification No.)

200 Executive Drive, Suite 340 West Orange, New Jersey 07052 (Address of principal executive offices)		07052 (Zip Code)

Registrant’s telephone number, including area code:  (973) 736-9340

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

In connection with a secondary offering of shares of common stock of Lincoln Educational Services Corporation (the “Company”) pursuant to a shelf registration statement on Form S-3 (File No. 333-148406), the Company expects to include the following disclosure under the heading “Risk Factors” in the prospectus supplement forming part of the registration statement:

An acquisition or sale of shares constituting a change of control under the DOE standards or the standards of certain institutional accrediting agencies would require each of our schools to apply for recertification for continued ability to participate in Title IV Programs and reaffirm certain accreditations. The failure to obtain the required recertifications and reaffirmations could have a material adverse effect on our results of operations.

The DOE, most state education agencies and our accrediting commissions each have standards pertaining to a change in control of schools that are not uniform and are subject to interpretation by these respective agencies. A change in control under the definition of one of these agencies requires the affected school to reaffirm the applicable DOE approval, state authorization or accreditation. Each school that undergoes a change in control under the standards of the DOE must apply for recertification for continued ability to participate in Title IV Programs. Some agencies would require approval prior to a sale or disposition that would result in a change in control in order to maintain authorization or accreditation. The requirements to obtain such reaffirmation from the states and our accrediting commissions vary widely.

DOE regulations describe some transactions that constitute a change in control, including the transfer of a controlling interest in the voting stock of an institution or the institution’s parent corporation. For a publicly traded corporation, DOE regulations provide that a change in ownership resulting in a change of control occurs in one of two ways: (a) if a person acquires ownership and control of the corporation so that the corporation is required to file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing the change in control or (b) if the corporation has a stockholder that owns at least 25% of the total outstanding voting stock of the corporation and is the largest stockholder of the corporation, and that stockholder ceases to own at least 25% of such stock or ceases to be the largest stockholder.

 For example, the sale by the selling stockholder of the shares of common stock on April 6, 2010 caused them to own less than 25% of our total outstanding voting stock. As a result, the sale on April 6, 2010 constituted a change in ownership resulting in a change of control of each of our institutions under the DOE regulations. We submitted for each of our institutions an application for approval to participate in the Title IV programs.  The DOE has approved the application for each institution and issued to each institution a new provisional program participation agreement with an expiration date of September 30, 2013.  As a result, each of our institutions is provisionally certified by the DOE as a result of the change in ownership.  Our Denver institution is provisionally certified as a result of the change in ownership and for having a default rate under the Federal Perkins Loan Program in excess of 30 percent.

 We have received written confirmation from all state education agencies that license our institutions to operate in the states in which those institutions are physically located that the sale of shares of our common stock by the selling stockholder on April 6, 2010 would not constitute a change in control requiring agency approval provided that no other stockholder will own more than 25% of our outstanding voting stock following the sale and that the sale will not result in a change in our board of directors. We also received written confirmation from the following three of our four institutional accrediting agencies that the sale of shares did not constitute a change in control requiring agency approval:  ACICS, NEASC, and ABHES.

The sale constituted a change in ownership under the standards of the Accrediting Commission of Career Schools and Colleges, or ACCSC, which is the fourth of our institutional accrediting agencies. We applied for and received from ACCSC the required Part I and Part II approvals of the transfer of accreditation that resulted from the change of ownership and control for each of our ACCSC-accredited schools.

Future acquisitions or sales of our stock may result in a change in control under the standards of the DOE, state education agencies and our accrediting commissions.  We do not expect that the current offering would result in a change of control under any of the these standards based on past correspondence from those agencies in connection with our prior offering and based on the number of shares involved in this offering.  However, we cannot predict or control the number of shares a person or group may acquire as a result of this offering or otherwise.  If a person or group were to acquire ownership or control of our company or our total outstanding voting stock in an amount that meets or exceeds DOE, state education agency or accrediting commission thresholds, this offering could result in a change of control under the standards of the applicable agencies.  We cannot assure you that the DOE and each of the aforementioned state and accrediting agencies would approve any application they would or may require in connection with this offering or future acquisitions or sales of our stock.  If such approvals are not received, it may have a material impact on the operation of our schools and our results of operations.  For more information, see “Business—Regulatory Environment—Change of Control” and “Risk Factors—Risks Related to Our Industry” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN EDUCATIONAL SERVICES CORPORATION

Date: December 9, 2010
	By:	/s/ Cesar Ribeiro
		Name:	Cesar Ribeiro
		Title:	Senior Vice President, Chief Financial
Officer and Treasurer